UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 8, 2005

BLUE RIDGE PAPER PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	333-114032	56-2136509
(State or other jurisdiction of incorporation)	(Registration Number)	(IRS Employer Identification No.)

41 Main Street, Canton, North Carolina	28716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (828) 454-0676

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b).  RESIGNATION OF DIRECTORS.

                On March 8, 2005, Philip Von Burg resigned as a member of the board of directors.  Mr. Von Burg had also served as a member of the audit committee of the board of directors and had been determined by the board of directors to be a financial expert.

                (d).  ELECTION OF DIRECTORS.

                On March 8, 2005, the board of directors of Blue Ridge Paper Products Inc. (the “Company”), by written unanimous consent, appointed Stephen E. Hoey to fill the vacancy on the board of directors of the Company, effective as of such date, created by the resignation of Philip Von Burg.  In addition, the board of directors appointed Mr. Hoey to serve as a member of the audit committee and designated him to be a financial expert.  Pursuant to a Stockholders Agreement dated as of May 14, 1999, entered into by and among Blue Ridge Holding Corp., the Company’s parent (the “Parent”), and certain stockholders of the Parent, the board of directors of the Company is to consist in part of six directors that are designees of KPS Management, LLC, a majority stockholder of the Parent (“KPS”). Mr. Hoey has been the chief financial officer of KPS since April 2004.  Between July 2001 and March 2004, Mr. Hoey was the chief financial officer of the Quantum Industrial Family of Funds managed by Soros Private Funds Management.  Prior to joining Soros, he was the chief financial officer at Stonington Partners, Inc.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE RIDGE PAPER PRODUCTS INC.

Date: March 14, 2005	By:	/s/John B. Wadsworth
		Name:	John B. Wadsworth
		Title:	Chief Financial Officer